Exhibit 5.1

Elong Power Holding Limited	Email dbulley@applebyglobal.com
4th Floor, Harbour Place
103 South Church Street,	Direct Dial +852 2905 5770
P.O. Box 10240	Tel +852 2523 8123
Grand Cayman KY1-1002,
Cayman Islands

Attn: The Board of Directors	Appleby Ref 474177.0001

17 August 2026

Dear Sirs

Suites 3504B-06	Elong Power Holding Limited (Company)
35/F, Two Taikoo Place

979 King’s Road

Quarry Bay

Hong Kong

Tel +852 2523 8123

applebyglobal.com

Managing Partner

David Bulley

Partners

Fiona Chan

Kitty Chan

Vincent Chan

Chris Cheng

Richard Grasby

Judy Lee

Michael Makridakis

John McCarroll SC

Lorinda Peasland

Eliot Simpson

We act as counsel as to Cayman Islands law to the Company, and this legal opinion as to Cayman Islands law is addressed to you in connection with the Company’s filing of a registration statement on Form F-1 pursuant to the Securities Act of 1933 of the United States of America (as amended) (the Securities Act), including all amendments or supplements thereto (the Registration Statement, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) with the U.S. Securities and Exchange Commission (the Commission) relating to the resale (the Resale) of up to 2,583,496 Class A ordinary shares with a par value of US$0.576 per shar (the Resale Shares) by the Selling Shareholders (as defined in the Registration Statement), issuable upon exercise of certain Warrants (as defined in the Registration Statement).

We are furnishing this opinion as Exhibits 5.1, 8.1 and 23.3 to the Registration Statement.

OUR REVIEW

For the purposes of giving this opinion we have examined and relied upon the Documents and the documents listed in Schedule 1 (Documents). We have not examined any other documents, even if they are referred to in the Documents.

We have not made any other enquiries concerning the Company and in particular we have not investigated or verified any matter of fact or opinion (whether set out in any of the Documents or elsewhere) other than as expressly stated in this opinion.

Unless otherwise defined herein, capitalized terms have the meanings assigned to them in Schedule 1.

LIMITATIONS

Our opinion is limited to, and should be construed in accordance with, the laws of the Cayman Islands at the date of this opinion. We express no opinion on the laws of any other jurisdiction.

This opinion is limited to the matters stated in it and does not extend, and is not to be extended by implication, to any other matters.

ASSUMPTIONS AND RESERVATIONS

We give the following opinions on the basis of the assumptions set out in Schedule 2 (Assumptions), which we have not verified, and subject to the reservations set out in Schedule 3 (Reservations).

OPINIONS

1.	Authorized Share Capital: Based solely on our review of the Constitutional Documents, the authorized share capital of the Company is US$240,000,000 divided into 416,666,666 ordinary shares of a par value of US$0.576 each, comprising 333,333,333 class A ordinary shares of a par value of US$0.576 each and 83,333,333 class B ordinary shares of a par value of US$0.576 each.

2.	Issue of Resale Shares: The Resale Shares being proposed for Resale by the Selling Shareholder have been duly authorized for issue and when issued by the Company upon due exercise of the Warrants as disclosed in the Registration Statement and subject to payment of the exercise price therefor under the terms of the Warrants, such Resale Shares will be validly issued, fully paid and non-assessable in accordance with the Resolutions. The reference in this opinion to such Resale Shares being non-assessable shall mean solely that no further sums of money are required to be paid by the holders of such Resale Shares in connection with the issuance thereof.

3.	Disclosure in offering documents: The statements under the headings “Risk Factors”, “Enforceability of Civil Liabilities”, “Taxation” and “Description of Shares and Certain Cayman Islands Considerations” in the prospectus forming part of the Registration Statement, insofar as such statements constitute statements of Cayman Islands law and only to the extent governed by the laws of the Cayman Islands, are accurate in all material respects.

CONSENT

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

Appleby

Schedule 1

Documents Examined

1.	A scanned copy of the certificate of incorporation of the Company dated 22 August 2023 (Certificate of Incorporation).

2.	Scanned copies of the sixth amended and restated memorandum of association and articles of association of the Company adopted by a resolution of the board of the directors of the Company effective on 10 August 2026 (the Constitutional Documents).

3.	Scanned copies of the following resolutions (Resolutions):

(a)	The written resolutions signed by all of the directors of the Company dated 8 May 2026;
(b)	The written resolutions signed by all of the directors of the Company dated 6 July 2026; and
(c)	The written resolutions signed by all of the directors of the Company dated 22 July 2026.

4.	A scanned copy of the register of directors and officers of the Company dated 5 November 2025 (Register of Directors and Officers).

5.	A copy of the latest draft Registration Statement provided on 13 August 2026 (Registration Statement).

Schedule 2

Assumptions

We have assumed:

1.	(i) that the originals of all documents examined in connection with this opinion are authentic, accurate and complete; and (ii) the authenticity, accuracy, completeness and conformity to original documents of all documents submitted to us as copies;

2.	that there has been no change to the information contained in the Certificate of Incorporation or the Register of Directors and Officers and that the Constitutional Documents remain in full force and effect and are unamended;

3.	that the signatures, initials and seals on all documents and certificates submitted to us as originals or copies of executed originals are authentic;

4.	that where incomplete documents, drafts or signature pages only have been supplied to us for the purposes of issuing this opinion, the original documents have been duly completed and correspond in all material respects with the last version of the relevant documents examined by us prior to giving our opinion;

5.	that the Document does not differ in any material respects from any draft of the same which we have examined and upon which this opinion is based;

6.	that none of the Company’s directors or its registered office has received any notice of any litigation or threatened litigation to which the Company is or may be party;

7.	that the Company has not (i) received notice of any stop notice under Order 50 of the Grand Court Rules in respect of any of its shares or (ii) received notice of any restrictions notice under the Beneficial Ownership Transparency Act (as amended) of the Cayman Islands in respect of any of its shares, which restrictions notice has not been withdrawn by the registered office or ceased by court order;

8.	that (i) any meetings at which the Resolutions were passed were duly convened and had a duly constituted quorum present and voting throughout and any Resolutions passed in writing were adopted in accordance with the law and the Constitutional Documents, (ii) all interests of the directors of the Company on the subject matter of the Resolutions, if any, were declared and disclosed in accordance with the law and Constitutional Documents, (iii) the Resolutions have not been revoked, amended or superseded, in whole or in part, and remain in full force and effect at the date of this opinion, and (iv) the directors of the Company have concluded that the transactions approved by the Resolutions are bona fide in the best interests of the Company and for a proper purpose of the Company;

9.	that the Register of Directors and Officers accurately reflects the names of all directors and officers of the Company as at the dates the Resolutions were passed or adopted and as at the date of this opinion; and

10.	that there are no records of the Company, agreements, documents or arrangements other than the Constitutional Documents, the Resolutions and the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions contemplated in the Documents or restrict the powers and authority of the directors of the Company in any way which would affect opinions expressed herein.

11.	The filings of the change of the authorized share capital and the Constitutional Documents, which were adopted by a unanimous written resolution of the board of directors of the Company passed on 31 July 2026 as authorized by resolutions passed at the extraordinary general meeting of the Company held on 6 January 2026, will be accepted by the Registrar of Companies of the Cayman Islands (ROC) and the authorized share capital as set out in the Constitutional Documents is valid and effective from 10 August 2026 without any further action by the Company or its members.

Schedule 3

Reservations

Our opinion is subject to the following:

1.	Non-Assessable: In this opinion the phrase “non-assessable” means, with respect to shares in the Company, that a member (shareholder) shall not, solely by virtue of its status as a member (shareholder) and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

2.	Preferences: Every conveyance or transfer of property, or charge thereon, and every payment obligation and judicial proceeding, made, incurred, taken or suffered by a company at a time when that company was unable to pay its debts within the meaning of section 93 of the Companies Act (as amended) of the Cayman Islands (Companies Act), and made or granted in favour of a creditor with a view to giving that creditor a preference over the other creditors of the company, would be voidable upon the application of the company’s liquidator pursuant to section 145(1) of the Companies Act, if made, incurred, taken or suffered within the six months preceding the commencement of a liquidation of the company. Such actions will be deemed to have been made with a view to giving such creditor a preference if it is a “related party” of the company. A creditor shall be treated as a related party if it has the ability to control a company or exercise significant influence over a company in making financial and operating decisions.

3.	Undervalues: Any disposition of property made at an undervalue by or on behalf of a company and with an intent to defraud its creditors (which means an intention to wilfully defeat an obligation owed to a creditor), shall be voidable (i) under section 146 of the Companies Act at the instance of the company’s official liquidator, and (ii) under the Fraudulent Dispositions Act (as amended) of the Cayman Islands, at the instance of a creditor thereby prejudiced.

4.	Defrauding Creditors: If any business of a company has been carried on with intent to defraud creditors of the company or creditors of any other person or for any fraudulent purpose, the Cayman Islands court may declare that any persons who were knowingly parties to the carrying on of the business of the company in such manner are liable to make such contributions, if any, to the company’s assets as the court thinks proper.

5.	Corporate Documents: The Registry of Companies in the Cayman Islands is not public in the sense that copies of the Constitutional Documents and information on shareholders is not publicly available and information on directors is limited. We have therefore obtained scanned copies of the corporate documents specified in Schedule 1 and relied exclusively on such scanned copies for the verification of such corporate information.

6.	Issue of Shares: Based on the decision in the English case of Houldsworth v City of Glasgow Bank (1880) 5 App Cas 317 HL, in the event of a misrepresentation by a Company on which a shareholder relied in agreeing to subscribe for shares in such Company, the shareholder may be entitled to rescind the share subscription agreement and thereafter claim damages against such Company for any additional loss suffered as a result of the misrepresentation. Such a claim for damages will not arise unless and until the shareholder has successfully rescinded the share subscription agreement. A shareholder may be barred from rescinding on the grounds of delay or affirmation and if such Company is wound up (whether voluntarily or compulsorily), such shareholder will lose the right to rescind the share subscription agreement.